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                                                                     EXHIBIT 2.2

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


     This First Amendment to Agreement and Plan of Merger (this "Amendment"), dated as of February 7, 1996, is made by and among Hogan Systems, Inc., a Delaware corporation (the "Company"), The Continuum Company, Inc., a Delaware corporation ("Parent"), and Continuum Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub").



                                  WITNESSETH:


     WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger (the "Original Agreement") dated as of December 10, 1995, relating to the merger of Merger Sub into the Company; and

     WHEREAS, the parties hereto desire to amend the Original Agreement pursuant to Section 6.3 thereof (the Original Agreement, as so amended, being referred to herein as the "Agreement");

     NOW, THEREFORE, in consideration of the premises, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                        AMENDMENTS TO ORIGINAL AGREEMENT

     SECTION 1.1 Effective Time of the Merger. Section 1.2 of the Original Agreement is hereby amended to substitute "Within two business days" for "As soon as practicable."

     SECTION 1.2 Conversion Number. Section 1.3(a) of the Original Agreement is hereby amended to replace the number 0.355555 appearing in the fourth line thereof with the number 0.315.

     SECTION 1.3 Absence of Certain Changes. Section 2.9 of the Original Agreement is hereby amended to add the following sentence thereto:

     Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 2.9 shall be deemed to have first been made on February 7, 1996 and the SEC Reports of the Company shall be deemed to include all such forms, reports and documents filed by the Company with the SEC up to and including such date.

     SECTION 1.4 Meetings of Stockholders. The first sentence of Section 4.9 of the Original Agreement is hereby amended to be and read as follows:

     Each of Parent and the Company shall take all action necessary, in accordance with the DGCL and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, but in no event later than March 15, 1996 (unless such date shall be delayed due to circumstances reasonably beyond the control of the parties), in the case of the Company, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby, and in the case of Parent, to vote upon the issuance of Parent Common Stock pursuant to the Merger (collectively, the "Transactions").

     SECTION 1.5 Closing and Closing Date. Section 5.1 of the Original Agreement is hereby amended to be and read as follows:

     As soon as practicable after the satisfaction or waiver of the conditions set forth herein, but no more than two business days thereafter, and prior to the filing of the Certificate of Merger, a closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., First City Tower, Houston, Texas or at such other location as the parties may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

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     SECTION 1.6  Termination. Section 6.1 of the Original Agreement is hereby amended to add a new subparagraph (h) reading as follows:

          (h) by the Company, if the Average Daily Price of the Parent Common Stock is less than $31.75.

Section 6.1 is hereby further amended to delete "or" at the end of subparagraph
(f) and to insert "; or" at the end of subparagraph (g).

     SECTION 1.7 Definition. Section 7.8(b) of the Original Agreement is hereby amended to be and read as follows:

          (b) "Average Daily Price of the Parent Common Stock" means the average of the closing prices, regular way, per share of Parent Common Stock as reported on the NYSE Composite Tape during the three consecutive trading days ending on (but excluding) the trading day on which the Effective Time occurs; provided, however, if during such three-day period Parent shall issue any securities referred to in clause (B) of the proviso to Section 4.2(d)(vi) or make any public announcement thereof, then such period shall begin on the trading date on which such issuance or public announcement thereof shall occur;

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     SECTION 2.1 By Parent and Merger Sub. As an inducement to the Company to enter into this Amendment, Parent and Merger Sub each represents and warrants to the Company that, as of the date hereof, there is no action, omission, event or condition whatsoever known to it that would cause the Board of Directors of Parent to in any way modify its recommendation to its shareholders with respect to the shares of the Parent issuable in connection with the Merger, nor is there any basis known to it to assert a right to terminate the Agreement pursuant to
Section 6.1(b) thereof or to assert a nonfulfillment of the condition precedent contained in Section 5.3(a) thereof. Moreover, Parent and Merger Sub acknowledge that no representation or warranty is made by the Company with respect to any materials furnished by the Company to Parent or Merger Sub projecting or describing future financial results of the Company, that no representation or warranty is made by the Company with respect to any such future financial results and failure to achieve any particular earnings for the quarter ending March 31, 1996 would not have a Company Material Adverse Effect.

     SECTION 2.2 By the Company. As an inducement to Parent and Merger Sub to enter into this Amendment, the Company represents and warrants to Parent and Merger Sub that, as of the date hereof, there is no action, omission, event or condition whatsoever known to the Company that would cause the Board of Directors of the Company to in any way modify its recommendation to its shareholders in favor of the Merger and adoption of the Agreement, nor is there any basis known to the Company to assert a right to terminate the Agreement pursuant to Section 6.1(c) thereof or to assert a non-fulfillment of the condition precedent contained in Section 5.4(a) thereof. Moreover, the Company acknowledges that no representation or warranty is made by either Parent or Merger Sub with respect to any materials furnished by either of them to the Company projecting or describing future financial results of Parent and that no representation or warranty is made by either Parent or Merger Sub with respect to any such future financial results.

                                  ARTICLE III

                            MISCELLANEOUS PROVISIONS

     SECTION 3.1 Relation to Original Agreement. The provisions of this Amendment shall become effective immediately upon the execution and delivery hereof. This Amendment and all the terms and provisions herein contained shall form a part of the Agreement as fully and with the same effect as if all such terms and provisions had been set forth in the Original Agreement. The Original Agreement is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with the terms and

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provisions thereof, as amended by this Amendment, and the Original Agreement and this Amendment shall be read, taken and construed together as one instrument.

     SECTION 3.2 Meaning of Terms. Any capitalized term used in this Amendment and not defined herein that is defined in the Original Agreement shall have the meaning specified in the Original Agreement.

     SECTION 3.3 Morgan Stanley Opinion. The opinion of Morgan Stanley referred to in Section 2.25 of the Original Agreement shall be deemed to be the opinion of Morgan Stanley that takes into consideration the Conversion Number as revised by this Amendment. The Company will promptly deliver to Parent a copy of such opinion.

     SECTION 3.4 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by one of its officers thereunto duly authorized, effective as of the day and year first above written.

                                          HOGAN SYSTEMS, INC.

                                          By: /s/  Michael H. Anderson
                                            ------------------------------------
                                            Michael H. Anderson
                                            President and Chief Executive
                                              Officer

                                          THE CONTINUUM COMPANY, INC.

                                          By: /s/  W. Michael Long
                                            ------------------------------------
                                            W. Michael Long
                                            President and Chief Executive
                                              Officer

                                          CONTINUUM ACQUISITION CORPORATION

                                          By: /s/  W. Michael Long
                                            ------------------------------------
                                            W. Michael Long
                                            President

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